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                @PLAN.INC RETAINS INVESTMENT BANK VERONIS SUHLER

STAMFORD, CT - JUNE 15/PRNewswire/ -- @PLAN.INC (NASDAQ: APLN), the industry standard in online target market research planning systems which enable clients to optimize their Internet advertising and merchandising strategies (http://www.webplan.net), today announced that it has retained Veronis Suhler as investment banker and strategic advisor for the Company. Veronis Suhler will provide advice regarding possible strategic opportunities, including a possible partial or whole sale of the Company, to maximize shareholder value.

Mark K. Wright, Chairman and Chief Executive Officer of @plan, commented, "@plan has established itself as the indispensable planning standard for the buyers and sellers of Internet advertising and as an essential intelligence resource for e-commerce strategy. Although we are well-capitalized to pursue our business strategy, we remain committed to creating value for our shareholders, and, to this end, we believe that this is an appropriate time to explore strategic opportunities."

ABOUT @PLAN.INC

@plan is the industry standard in online target market research planning systems. These systems are utilized by @plan's more than 500 clients to optimize their Internet advertising and merchandising strategies. @plan is depended upon by a "who's who" of major web sites, advertising agencies and e-tailers as a third party neutral resource to better guide their online advertising, marketing and retailing strategies. Selected @plan clients include AOL.com, Countrywide Home Loans, eBay.com, E*TRADE, Excite@Home, iVillage, Microsoft, Ogilvy & Mather, TBWA/Chiat Day, Time Inc. New Media, and Yahoo!. @plan's web site can be accessed at http://www.webplan.net.

ABOUT VERONIS SUHLER

Veronis Suhler (www.veronissuhler.com) is a leading independent merchant bank dedicated to the media, communications and information industries. Since its formation in 1981, the firm has acted as a financial advisor across the full spectrum of media industry segments including Broadcasting, Cable & Entertainment; Newspaper Publishing; Consumer Magazines; Business Information Services; Consumer, Professional & Educational Books; Business-to-Business Communications; Specialty Media & Marketing Services; and the Internet. VS&A Communications Partners III, LP, the firm's $1 billion private equity affiliate, is also exclusively dedicated to investments in the media and communications industries.

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This news release contains forward-looking statements that involve risks and uncertainties regarding @plan.inc. Investors are cautioned that such results or events predicted in these statements may differ materially from actual future events or results. Factors that could cause actual events or results to differ from anticipated events or results include the company's limited operating history, the ability of the company to identify and successfully implement strategic opportunities and other risks that are contained in @plan's reports and documents filed from time to time with the Securities and Exchange Commission. Source@plan.inc

CONTACT: Corey Cutler, Katherine Mittelbusher, or media -- Rob Ingram, all of Morgen-Walke Associates, 212-850-5600, for @plan.inc/